Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contact:	Greg Smith, Chief Financial Officer

Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems, Inc. Announces Recovery of Auction Rate Securities Principal at Par

Saint Paul, Minn., January 7, 2009-- Image Sensing Systems, Inc. (NASDAQ: ISNS) announced today that it has completed the sales of all its auction rate securities (ARS) at par. As of September 30, 2008, we held $5.4 million (par) of ARS which were originally purchased through Credit Suisse and UBS. In November 2008, Credit Suisse purchased $1.4 million of our ARS at par and on January 2, 2009, UBS purchased the remaining $4.0 million of our ARS at par.

About Image Sensing Systems

Image Sensing Systems, Inc. is a technology company focused in infrastructure productivity improvement through the development of software-based detection solutions for the Intelligent Transportation Systems (ITS) sector and adjacent overlapping markets. ISS’ industry leading computer-enabled detection (CED) products, including the Autoscope® machine-vision family and the RTMS® radar family, combine embedded software signal processing with sophisticated sensing technologies for use in transportation, environmental and safety/surveillance management. CED is a group of technologies in which software, rather than humans, examines the outputs of complex sensors to determine what is happening in the field of view in real-time. With more than 90,000 instances sold in over 60 countries worldwide, our depth of experience coupled with breadth of product portfolio uniquely positions us to provide powerful hybrid technology solutions and to exploit the convergence of the traffic, security and environmental management markets. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.